EXHIBIT 99.1

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Rodger W. Smith 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Reports No Significant Impact to Facilities due to Hurricane Ike

Natchez, MS (September 19, 2008)--Callon Petroleum Company (NYSE: CPE) reported today the effect of Hurricane Ike upon its principal production facilities in the Gulf of Mexico.

All of the company’s deepwater offshore drilling and production activities were suspended prior to the arrival of Hurricane Ike, and all employees and contract personnel were safely evacuated prior to the storm.

Medusa Field - Based upon preliminary inspections, only minor damage has been sustained as a result of Hurricane Ike. As previously reported, Medusa sustained only minimal damage as a result of Hurricane Gustav earlier this month but has not resumed production. The field was producing 13.8 million cubic feet of natural gas (MMcf) and 15,200 barrels of oil (Bbls) per day when it was shut in on August 30, 2008.  The resumption of production at Medusa is contingent upon third-party pipelines and processing facilities being put back into service.  Callon owns a 15% working interest.

Habanero Field – The company’s Habanero Field is produced through the Auger production facility operated by Shell Exploration & Production Company.  The field was producing 9.9 MMcf and 7,800 Bbls per day when it was shut in on August 29, 2008.  The Auger facility was re-manned on September 15, 2008 after it was determined that it had experienced only minimal damage from Hurricane Ike.  To date, nothing has been identified that cannot be repaired in a number of days.  As announced previously, the Auger production facility was not damaged by Hurricane Gustav.  Downstream facilities are still being evaluated, and, consequently, an estimate of a return to production cannot be determined at this time. Callon owns an 11.25% working interest.

Entrada Field Development – The drilling rig Ocean Victory remained safely moored onsite through both storms and only experienced minimal damage.  It has been re-manned and is preparing for initial drilling activity, which should commence in a few days.  A wire service news report issued yesterday stated that ConocoPhillips/Devon’s Magnolia tension leg production facility, through which Entrada will ultimately be produced, did not sustain significant damage from Hurricane Ike and that the Magnolia facility was being re-manned.  Callon owns a 50% working interest in the Entrada Field.

High Island Block 165 Field – As stated previously, the field sustained no damage from Hurricane Gustav and was returned to production on September 3, 2008 after being shut in for four days.  The field continued producing after the evacuation for Hurricane Ike, but was remotely shut in on Thursday, September 11, 2008 due to pipeline issues.  Initial flyovers indicate only minor damage from Hurricane Ike, but assessments of the damage and downstream infrastructure are still ongoing.  At this time it is unknown when the field will be returned to production. Prior to being shut in, the field was producing 22 MMcf of natural gas and 120 Bbls per day.  Callon owns a 16.7% working interest in the High Island Block 130 #1 well, which currently produces 4 MMcf and 20 Bbls per day.  Callon owns an 11.7% working interest in the High Island Block 130 #2 well, which currently produces 18 MMcf and 100 Bbls per day.

West Cameron Block 295 Field -- The field sustained no damage from Hurricane Gustav or Hurricane Ike.  It was returned to production on September 6, 2008 after being shut in for six days. The field continued producing after the evacuation for Hurricane Ike but, as with the High Island Block 165 Field, was remotely shut in on Thursday, September 11, 2008 due to pipeline issues.  Initial flyovers indicate only minor damage from Hurricane Ike.  Assessments of the damage and downstream infrastructure are still ongoing.  At this time it is unknown when the field will be returned to production. Prior to being shut in, the field was producing 18.7 MMcf and 110 Bbls per day.  Callon owns a 20.5% working interest in both wells.

 “We are fortunate that our major deepwater production facilities remained intact through these two serious storms,” explains Fred Callon, Chairman and CEO.  “However, due to the downtime from being shut in prior to and during the storms, coupled with downstream distribution delays, our overall production for the third quarter and full year will likely be reduced from previously disclosed estimates.  We will provide additional information and guidance as the impact from Hurricane Gustav and Hurricane Ike is further quantified.”

Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Over 80% of Callon’s proved reserves are located in the deepwater Gulf of Mexico with approximately 55% consisting of crude oil.  Callon’s properties and operations are geographically concentrated in Louisiana and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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